Exhibit 10.1

Riot Blockchain Announces Appointment of Benjamin Yi as Executive Chairman and Appointments of New Director and New Lead Independent Director

CASTLE ROCK, CO. / Globe Newswire / May 24, 2021 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot" or the "Company"), one of the leading Nasdaq-listed public Bitcoin mining companies in the United States, announces the appointment of Benjamin Yi as Executive Chairman, and that Lance D’Ambrosio has been appointed to the Company’s Board of Directors, as an independent director.

Appointment of Executive Chairman, Benjamin Yi

Benjamin Yi has served as an independent director on the Riot’s Board of Directors since October 2018 and as Chairman of the Board since November 2020. As Executive Chairman, he will support and continue to work closely with Riot’s executive management team to execute upon the Company’s mission to become one of the most relevant and significant companies supporting the Bitcoin network and greater Bitcoin ecosystem.

During Mr. Yi’s tenure to-date, the Company’s collective achievements include:

•	Significantly improved operating and financial profiles, including the attainment of profitability;
•	A reconstituted and more diverse Board of Directors;
•	A reconstituted, operationally-streamlined management team;
•	The announcement of a transformative transaction, creating a US-based industry leader in Bitcoin mining via the planned acquisition of Whinstone US, the largest Bitcoin hosting facility in North America, as measured by developed capacity.

Mr. Yi brings significant experience in corporate strategy, corporate development, and governance to the Riot management team. In addition to having served as a director of several public and private companies, he also brings over sixteen years of unique capital markets experience to the management team, with a particular expertise in fintech-enabled businesses, specialty finance, and special situations investing throughout a company’s capital structure.

Appointment of New Director, Lance D’Ambrosio

Riot is also pleased to announce that Lance D’Ambrosio has been appointed to the Company’s Board of Directors, effective today.

Lance D’Ambrosio, age 64, is a successful entrepreneur, private investor, corporate director, and a past recipient of the Ernst & Young and Merrill Lynch Entrepreneur of the Year Award in the category of e-Software & Services. Currently, he serves as Managing Partner of 4 D Investments, which focuses on technology and real estate investments. Mr. D’Ambrosio has founded and grown several companies spanning several industries, including the telecommunications, materials, and automotive sectors. Over the course of his career, he has led capital raising efforts totalling hundreds of millions of dollars, executed on over thirty corporate acquisitions, successfully taken a number of companies public on both US and international exchanges, and successfully sold several businesses to larger market participants, including Sprint Telecommunications and Comsat International, a subsidiary of Lockheed Martin.

Mr. D’Ambrosio brings significant corporate governance experience to Riot’s Board, including expertise in financial analysis, mergers and acquisitions, and complex international structuring. Mr. D’Ambrosio graduated from the University of Utah in 1979 with a Degree of Bachelor of Science in Marketing and a Bachelor of Science Degree in Management as a member of the Dean’s Honor List.

Appointment of New Lead Independent Director

Riot is also pleased to announce that the Board of Directors has unanimously elected Hubert Marleau as Lead Independent Director, effective today. Mr. Marleau has served as an independent director since November 2020 and currently serves as the Chair of the Governance and Nominating Committee.

About Riot Blockchain, Inc.

Riot Blockchain (NASDAQ: RIOT) focuses on Bitcoin mining. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot is headquartered in Castle Rock, Colorado, and the Company’s mining operations are located in upstate New York, under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including the factors described in the sections entitled "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021, copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

Riot Blockchain, Inc.

Investor Contact:

Phil McPherson

IR@RiotBlockchain.com

303-794-2000 ext. 110

Media Contact:

PR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.